EXHIBIT 10.2

FIRST FINANCIAL BANCORP.
AMENDED AND RESTATED KEY MANAGEMENT SEVERANCE PLAN

I. Preamble and Statement of Purpose .

The purpose of this Plan is to assure First Financial Bancorp. (“First Financial”) and its subsidiaries (First Financial, together with its subsidiaries, the “Corporation”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key employees of the Corporation notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.

In the event First Financial receives any proposals from a third party concerning a possible business combination with First Financial, or acquisition of First Financial’s equity securities or a substantial portion of its assets, the Board of Directors of First Financial (the “Board”) believes that it would be imperative that the Board, the Corporation and its senior management be able to rely on the Corporation’s key employees to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal, or be influenced to consider other employment opportunities or prospects because of such uncertainties or risks.

Should First Financial receive any such proposals, in addition to their regular duties, such key employees, in light of their experience and knowledge gained within that portion of the business in which they are principally engaged, may be called upon to assist in the assessment of proposals, advise senior management and the Board as to whether such proposals would be in the best interest of First Financial and its shareholders, and take such other actions as the Board might determine to be appropriate.

This Plan amends and supersedes the First Financial Bancorp Key Management Severance Plan that was first effective on March 23, 2006 and subsequently amended on February 28, 2008.

II. Eligible Executives .

Eligible employees are those key employees of the Corporation who are from time to time designated by the Chief Executive Officer of First Financial (the “CEO”) as eligible to participate in this Plan. The CEO shall provide the Compensation Committee of the Board (the “Compensation Committee”) a list of those individuals designated as eligible as updated from time-to-time.

Each eligible employee shall become a Participant in the Plan upon his or her execution of a letter agreement in the form, or substantially in the form, of Exhibit A, attached to and incorporated in this Plan (the “Letter Agreement”). The executed Letter Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in this Plan and shall set forth the amount of the Lump Sum Cash Payment under Section 3.2.2, the length of the Coverage Period for welfare benefit continuation under Section 3.2.3, and such other terms and conditions as the Compensation Committee may determine applicable to the Participant.

A Participant who is no longer employed by the Corporation shall cease to be a Participant in the Plan, unless the Participant’s employment ceases (i) within twelve (12) months after the Effective Date (as defined in Section 3.1.3) or (ii) during any period of time when the Board has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control (as defined in Section 3.1.2) until, in the opinion of the Board, the third party has abandoned or terminated its efforts to effect a Change of Control. Any decision by the Board that, in its opinion, a third party has or has not taken steps reasonably calculated to effect a Change of Control, or that, in its opinion, the third person has abandoned or terminated its efforts to effect a Change of Control, shall be conclusive and binding on the Participants.

III. Plan Provisions .

3.1 Definitions. The following terms, as used in this Plan with capitalized first letters, shall have the meanings as provided in this Section 3.1:

3.1.1. “Cause”. “Cause” means (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), or as a result of termination by the Participant for Good Reason) after written notice to the Participant by the CEO or his/her designate specifying such failure, provided that such “Cause” shall have been found by the CEO in consultation with legal counsel after at least ten (10) days’ written notice to the Participant specifying the failure on the part of the Participant and after an opportunity for the Participant to be heard at a meeting with the CEO or his/her designate; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation; or (iii) the Participant’s indictment of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Corporation.

3.1.2. “Change of Control”. “Change of Control” has the meaning given such term in the Corporation’s 2009 Executive Stock Plan, as in effect on the effective date of this Plan.

3.1.3. “Effective Date”. “Effective Date” means the date on which a Change of Control occurs. In the event of a Change of Control occurring within twelve (12) months after a prior Change of Control, “Effective Date” shall mean, for a Participant whose employment terminates prior to the subsequent Change of Control, the date on which the prior Change of Control occurs, and for all other Participants, the date on which the subsequent Change of Control occurs. Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Corporation had terminated prior to the date on which the Change of Control occurred, and if it is reasonably demonstrated by the Participant to the Board that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control, then, for all purposes of this Plan, “Effective Date” shall mean, with respect to such Participant only, the date immediately prior to the date of such termination of employment.

3.1.4. “Good Reason”. “Good Reason” means, without the Participant’s consent, (i) a material reduction in the Participant’s base compensation, as in effect immediately preceding the Effective Date; (iii) relocation of the Participant’s principal workplace to a location which is more than fifty (50) miles from the Participant’s principal workplace on the Effective Date; or (iii) any material failure by First

Financial to comply with and satisfy the requirements of Section 3.5.6, provided that the successor shall have received at least ten (10) days’ prior written notice from First Financial or the Participant of the requirements of Section 3.5.6, and shall have failed to remedy such material failure within thirty (30) days after receipt of such notice. For purposes of clauses (i), (ii) or (iii) of the preceding sentence, an isolated and inadvertent action not taken in bad faith and which is remedied by First Financial promptly after receipt of notice thereof given by the Participant shall be excluded. For the purposes of clauses (i) and (ii), Good Reason shall not exist unless the Participant notifies the Corporation of the existence of the condition specified under the applicable clause no later than ninety (90) days after the initial existence of any such condition, and the Corporation fails to remedy such condition within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless the termination of employment from the Corporation occurs no later than one year following the initial existence of any of the conditions provided under this Section 3.1.4.

3.2 Benefits.

3.2.1. Triggering Event. In the event the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within twelve (12) months after the Effective Date, First Financial shall (in addition to any compensation or benefits to which the Participant may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 3.5.2) make the payments and provide the benefits to the Participant as specified under Sections 3.2.2 through 3.2.6, subject to Section 3.4 and 3.5.2. Solely for purposes of this Section 3.2.1, a Participant’s employment with the Corporation will be deemed to have terminated on the earlier of the date the Participant’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Participant or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Participant’s employment with the Corporation will continue for a specified period thereafter. The failure by the Participant or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Participant or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.

3.2.2. Lump Sum Cash Payment. On or within 30 days after the Participant’s termination of employment from the Corporation, First Financial shall pay to the Participant as compensation for services rendered to the Corporation a Lump Sum Cash Payment (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of (a) (12) months (such period to be determined by the CEO) of the Participant’s then current annual base salary; and (b) accrued but unused vacation allotment for the current year, such amount determined in accordance with the Letter Agreement.

3.2.3. Continued Employee Benefits. If the Corporation’s severance plan of general applicability as in effect on Participant’s date of termination provides for continued payment by the Corporation of all or a portion of the cost of the premiums for continuation coverage under the Corporation’s health care plan pursuant to Section 4980B of the Code (“COBRA”) and if the Participant timely and properly elects such coverage, then the Corporation shall pay on the Participant’s behalf the difference between the monthly COBRA premium that would otherwise be paid by the Participant for himself and his dependents and the monthly premium amount paid by similarly situated active executives for the same coverage. Such payments shall be paid directly to the COBRA administrator and shall be treated as a taxable benefit to the Participant. The Participant shall be eligible to receive such payments until the earliest of: (i) the twelve-month anniversary of the Participant’s termination of employment; (ii) the date the Participant is no longer eligible to receive COBRA; and (iii) the date on which the Participant otherwise becomes eligible to receive substantially similar coverage from another employer. The Corporation reserves the right to modify or terminate the COBRA benefit provided hereunder to the extent necessary to comply with applicable law.

3.2.4. Outplacement Assistance. Participant shall be entitled to outplacement assistance with an agency selected by First Financial with the fee paid by First Financial in an amount not to exceed two (2) to five (5) percent of the Participant’s annual base salary as determined by the CEO, such amount determined in accordance with the Letter Agreement.

3.2.5. Target Bonus Payment. Participant shall be entitled to his/her target bonus (“Target Bonus”) as defined in the Short Term Bonus Plan for the year of the Effective Date. The Target Bonus will be paid on the date when annual bonuses for other key management employees are normally paid. In no event shall the Target Bonus be paid later than March 15 in the year following the Effective Date.

3.3 Adjustment of Lump Sum Cash Payment.

3.3.1. Adjustment. Notwithstanding anything in this Plan or any Letter Agreement to the contrary, in the event the Law or Accounting Firm (as defined in Section 3.3.2) shall determine that the Lump Sum Cash Payment and any other payment or distribution in the nature of compensation by the Corporation to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the Lump Sum Cash Payment, together with such other payments and distributions, the “Payments”), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code (the “Parachute Payments”), the Participant’s Lump Sum Cash Payment shall be reduced to the extent necessary (but not below zero) so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code, provided that no such reduction shall be made if the Participant’s Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, would not be greater than the present value (determined in accordance with Section 280G of the Code) of the Payments before the reduction but after the application of (i) excise tax under Section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

3.3.2. Determination. All determinations required to be made under this Section 3.3, including the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm (the “Law or Accounting Firm”), which shall provide detailed supporting calculations both to First Financial and the Participant (i) within fifteen (15) business days after the receipt of a notice from the Participant that he or she may have a Parachute Payment, or (ii) at such earlier time as may be requested by First Financial. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. All fees and expenses of the Law or Accounting Firm shall be borne solely by First Financial. Any determination by the Law or Accounting Firm shall be binding upon First Financial and the Participant.

3.4 Terms and Conditions of Participation

3.4.1. Conditions of Participation. As a condition to being covered by the Plan, each Participant, by executing the Letter Agreement, shall acknowledge and agree that (i) except as may otherwise be expressly provided under any other executed agreement between the Participant and the Corporation, nothing contained in this Plan (including, but not limited to, using the term “Cause” to determine benefits under this Plan) is intended to change the fact that the employment of the Participant by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Participant or the Corporation at any time, (ii) the Participant shall be bound by, and comply with, the requirements of Sections 3.5.3 and

3.5.4, and (iii) the Participant consents to the modifications to the options as provided in Section 3.2.4. Moreover, except as provided in Section 3.1.3, if prior to the Effective Date, the Participant’s employment with the Corporation terminates, then the Participant shall have no further rights under this Plan.

3.4.2. Non-Duplication. As a condition to being covered by this Plan, and notwithstanding any other prior agreement to the contrary, each Participant, by executing the Letter Agreement, shall agree that the payments under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement.

3.4.3. Amendment and Termination. The Plan may not be amended or terminated after the Effective Date. Prior to the Effective Date, the Compensation Committee of the Board (the “Compensation Committee”) may, in its sole discretion, modify or amend this Plan in any respect, or terminate the Plan (including with respect to individuals then participating in the Plan), provided such action is taken and becomes effective at least one (1) year prior to the Effective Date and such action is communicated to the Participants prior to the Effective Date. First Financial may amend the Plan to provide greater or lesser benefits to particular employees by sending the affected employees a letter setting forth the applicable benefit modification. Notwithstanding the foregoing provisions of this Section 3.4.3, the Plan may be amended by the Compensation Committee at any time, retroactively if required, if found necessary, in the opinion of the Compensation Committee, in order to conform the Plan to the provisions of section 409A of the Code and the Treasury Regulations or other authoritative guidance issued thereunder and to conform the Plan to the provisions and other requirements of any applicable law. No such amendment shall be considered prejudicial to any interest of a Participant under the Plan or require the Participant’s written consent. The Corporation shall promptly notify affected Participants of any such amendment adopted by the Compensation Committee.

3.5 General

3.5.1. Indemnification. If litigation or arbitration shall be brought to enforce or interpret any provision of this Plan which relates to First Financial’s obligation to make payments hereunder, then First Financial, to the extent permitted by applicable law and First Financial’s Articles of Incorporation, shall indemnify the Participant for his or her reasonable attorneys’ fees and disbursements incurred in such proceedings, and shall pay pre-judgment interest on any money judgment obtained by the Participant calculated at the prime rate of interest published from time to time by The Wall Street Journal , northeast edition (“Prime Rate”) from the date that payment(s) to him or her should have been made under this Plan.

 3.5.2. Payment Obligations; Overdue Payments . The Corporation’s obligations to make the payments and provide the benefits to the Participant under this Plan shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which First Financial may have against the Participant or anyone else, provided, however, that as a condition to payment of amounts under this Plan, the Participant shall execute by no later than the scheduled payment date a general release and waiver (the “Waiver”), in form and substance reasonably satisfactory to First Financial, of all claims relating to the Participant’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Plan (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, or any obligation of First Financial to provide future performance under Section 3.2.3). All amounts payable by First Financial hereunder shall be paid without notice or demand, except as may be required with respect to the Waiver. Each and every payment made hereunder by First Financial shall be final. The Corporation shall not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of First Financial’s obligations to pay the Lump Sum Cash Payment. The Participant shall be entitled to receive interest at the Prime Rate on any payments under this Plan that are overdue, provided, however, that no payments shall be deemed to be overdue until the Participant executes the Waiver and any rescission period with respect to such Waiver has expired or to the extent that payments are delayed pursuant to the requirements of Section 409A of the Code.

3.5.3. Confidential Information. The Participant shall at all times hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation, and its respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan) including, but not limited to, the following: (i) performance characteristics of the Corporation’s products; (ii) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (iii) personnel information; (iv) customer, vendor and supplier lists; (v) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (vi) promotions, operations, sales, marketing, and research and development; (vii) business operations, internal structures, and financial affairs; (viii) systems and procedures; (ix) pricing structure of the Corporation’s services and products; (x) proposed services and products; (xi) contracts with other parties; and (xii) any other information that the Corporation is obligated by law, rule or regulation to maintain as confidential (the “Confidential Information”). During the Participant’s employment with the Corporation and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Corporation, its employees and those designated by it or use any Confidential Information except for the benefit of the Corporation. Immediately upon termination of the Participant’s employment with the Corporation at any time or for any reason, the Participant shall return to the Corporation all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information. “Confidential Information” shall not include (v) Confidential Information which at the time of disclosure is already in the public domain; (w) Confidential Information which the Participant can demonstrate by written evidence was in his possession or known to him prior to his employment with the Corporation which is not subject to an obligation of confidentiality to the Corporation; (x) Confidential Information which subsequently becomes part of the public domain through no fault of the Participant; (y) Confidential Information which becomes known to the Participant through a third party who is under no obligation of confidentiality to the Corporation; and (z) Confidential Information which is required to be disclosed by law or by judicial administrative proceedings. Upon service to the Participant, or anyone acting on the Participant’s behalf, of any subpoena, court order, or other legal process requiring the Participant to disclose information that would be Confidential Information but for the preceding sentence, the Participant shall immediately provide written notice to the Corporation of such service and of the content of any testimony or information to be disclosed.

3.5.4. Solicitation of Employees and Customers. (a) During the Participant’s employment with the Corporation and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not solicit, participate in or promote the solicitation of any person who was employed by the Corporation at the time of the Participant’s termination of employment with the Corporation to leave the employ of the Corporation, or, on behalf of himself or any other person, hire, employ or engage any such person. The Participant further agrees that, during such time, if an employee of the Corporation contacts the Participant about prospective employment, the Participant will inform such employee that he or she cannot discuss the matter further without informing the Corporation.

(b) During the Participant’s employment with the Corporation, and for a period of twelve (12) months after termination of such employment and at any time and for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant will not, directly or indirectly, on behalf of himself or herself or on behalf of any other individual, association or entity, as an agent or otherwise:

(i)
contact any of the customers of Corporation for whom the Participant directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such customer to acquire any product or service that currently is provided or under development by the Corporation; or

(ii)
contact any of the customers or prospective customers of the Corporation whose identity or other customer specific information the Participant discovered or gained access to as a result of his/her access to the Confidential Information for the purpose of soliciting or inducing any of such customers or prospective customers to acquire any product or service that currently is provided or under development by the Corporation; or

(iii)
utilize the Confidential Information to solicit, influence, or encourage any customers or prospective customers of the Corporation to divert or direct their business to me or any other person, association or entity by or with whom the Participant is employed, associated, engaged as agent or otherwise affiliated.

3.5.5. Application of Restrictions Respecting Confidential Information and Solicitation of Employees. The requirements and obligations of the Participant under Sections 3.5.3 and 3.5.4 shall be in addition to, and not a limitation under, any other requirements and obligations of the Participant, at law or otherwise. The term “person” for purposes of Sections 3.5.3 and 3.5.4 shall include any individual or entity, including any corporation, trust or partnership.

3.5.6. Successors. All right under this Plan are personal to the Participant and without the prior written consent of First Financial shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. This Plan shall inure to the benefit of and be binding upon First Financial and its successors and assigns. First Financial will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of First Financial to assume expressly and agree to perform this Plan in the same manner and to the same extent that First Financial would be required to perform it.

3.5.7. Controlling Law; Jurisdiction. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Ohio (without regard to the principles of conflicts of laws). The Corporation and the Participants irrevocably consent and submit to the jurisdiction of the Common Please Court for the county in the State of Oho in which the Corporation’s principal place of business is located, or in any Federal court sitting in the State of Ohio, for the purposes of any controversy, claim, dispute or action arising out of or related to this Plan, and hereby waive any defense of an inconvenient forum and any right of jurisdiction on account of the parties’ place of residence or domicile.

3.5.8. Severability. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.5.9. 409A Compliance.
i.    General. It is intended that the benefits provided under this Plan shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this Plan shall be considered and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Plan shall be treated as a separate payment for purposes of applying the Section 409A deferral election rules and the “short-term deferral” exemption to Section 409A. Despite any contrary provision of this Plan, any references to “termination of employment” (or any similar term) shall mean and refer to Participant’s “separation from service,” as that term is defined in Section 409A and Section 1.409A 1(h) of the Treasury Regulations. In no event may Participant directly or indirectly designate the calendar year of any payment under this Plan.

ii.    Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Corporation as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Participant under this Plan during the six month period following his separation from service (as determined in accordance with Section 409A) on account of his separation from service shall be accumulated and paid to Participant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) together with interest at the short-term applicable federal rate with semiannual compounding under Code Section 1274(d) for the month prior to the month in which the separation from service occurs from the date such amount would have been paid but for this Section 5(h) to the day prior to actual payment date. If Participant dies during the Section 409A postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid (with interest as provided above) to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Participant’s death.

iii.    In Kind Benefits and Reimbursements. Notwithstanding any other provision of this Plan to the contrary, all (1) reimbursements and (2) in kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Participant’s lifetime (or during a shorter period of time specified in this Plan); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Date: January 1, 2013